BDO

Driving growth

BDO Dunwoody LLP
Chartered Accountants
and Advisors

60 Columbia Way Suite 400
Markham Ontario Canada L3R 0C9
Telephone: (905) 946-1066
Telefax: (905) 946-9524

www.bdo.ca

EXHIBIT 23.2

We hereby consent to the use in this Registration Statement (File No.: 333-____) of Creative Vistas, Inc. (the "Company") on Form SB-2 of our report dated November 22, 2004 relating to the consolidated balance sheet of the Company as of September 30, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended September 30, 2004, appearing in the Registration Statement and to the reference to us under the heading "Experts."

(signed) *BDO Dunwoody LLP*

Chartered Accountants

Toronto, Ontario
November 22, 2004